ETIFF HOLDINGS, LLC
                              8025 Excelsior Drive
                                    Suite 200
                            Madison, Wisconsin 53717
                               Tel: (608) 827-5300
                               Fax: (608) 827-5501

November 8, 2001

LMC Capital Corp.
Suite 2602 - 1111 Beach Ave
Vancouver, BC V6E 1T9

Dear Sir or Madam:

Re: Sale of all issued and outstanding shares of ("K-Tronik") to LMC Capital Corp. ("LMC")

This agreement (the "Agreement") sets forth the terms and conditions of our agreement whereby LMC Capital Corp. ("LMC") will purchase a 100% beneficial right, title and interest in and to 53% of the issued and outstanding shares (the "K-Tronik Majority Shares") of K-Tronik Int'l Corporation ("K-Tronik") from ETIFF Holdings, Inc. ("ETIFF") and in and to 47 % of the issued and outstanding shares (the "K-Tronik Minority Shares") from Mr. Robert Kim ("Mr. Kim"). The K-Tronik Majority Shares and the K-Tronik Minority Shares shall be referred to, collectively, as the "K-Tronik Shares".

In consideration of the sum of $10.00 paid to each of ETIFF, K-Tronik and to Mr. Kim by LMC, the receipt and sufficiency of which is hereby acknowledged, and for other good and valuable consideration, the parties hereto agree as follows:

1.    REPRESENTATIONS AND WARRANTIES

1.1   LMC represents and warrants to ETIFF, K-Tronik and Mr. Kim that:

      (a) LMC is a valid and subsisting corporation duly incorporated and in good standing under the laws of the State of Nevada;

      (b) entering into this Agreement does not and will not conflict with, and does not and will not result in a breach of, any of the terms of its incorporating documents or any agreement or instrument to which LMC is a party;

      (c) this Agreement has been or will be authorized by all necessary corporate action on the part of LMC; and

      (d) LMC is in good standing with the Securities and Exchange Commission, the Nevada Secretary of State and all other regulatory and statutory bodies having jurisdiction over its business affairs.
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1.2   K-Tronik and ETIFF represent and warrant to LMC that:

      (a) K-Tronik beneficially owns any and all rights to the business of K-Tronik (the "Business and Intellectual Property");

      (b) there are no outstanding agreements or options to acquire or purchase any interest in any of the Business and Intellectual Property, and no person has any royalty or other interest whatsoever in the Business and Intellectual Property;

      (c) entering into this Agreement does not and will not conflict with, and does not and will not result in a breach of, any agreement or instrument to which K-Tronik and / or ETIFF are party; and

      (d) K-Tronik and ETIFF have due and sufficient right and authority to enter into this Agreement in accordance with this Agreement, and this Agreement has been or will be authorized by all necessary action on the part of K-Tronik.

1.3   ETIFF and Mr. Kim represent and warrant to LMC that:

      (a) they beneficially own, free and clear of all liens and encumbrances of any kind, all of the K-Tronik Shares and the K-Tronik Shares represent all of the issued and outstanding shares, of all types or classes, of K-Tronik;

      (b) there are no outstanding agreements or options to acquire or purchase any interest in any of the K-Tronik Shares, and no person has any royalty or other interest whatsoever in the K-Tronik Shares (save and except that which is created in this Agreement and that which vests in ETIFF itself); and

      (c) entering into this Agreement does not and will not conflict with, and does not and will not result in a breach of, any agreement or instrument to which ETIFF is party.

2.    PURCHASE AND SALE

2.1 ETIFF hereby agrees to sell to LMC, and LMC hereby agrees to purchase from ETIFF, an undivided 100% beneficial right, title and interest in and to the K-Tronik Majority Shares for a deemed price of $5,300,000 (the "ETIFF Purchase Price"). The ETIFF Purchase Price shall be paid by way of the issuance to ETIFF of 7,571,428 common shares of LMC (the "New LMC Shares issued to ETIFF") at a deemed price of $0.70 per common share.

2.2 Mr. Kim hereby agrees to sell to LMC, and LMC hereby agrees to purchase from ETIFF, an undivided 100% beneficial right, title and interest in and to the K-Tronik Minority Shares for a deemed price of $4,700,000 (the "Kim Purchase Price"). The Kim Purchase Price shall be paid by way of the issuance to Mr. Kim of 6,714,286 common shares of LMC (the "New LMC Shares issued to Mr. Kim") at a deemed price of $0.70 per common share.
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2.3   The New LMC Shares issued to Mr. Kim and the New LMC Shares issued to
      ETIFF shall be referred to, collectively, as the "New LMC Shares".

2.4 As a condition of its sale of the K-Tronik Majority Shares, ETIFF shall be granted the option (and shall exercise the option) to purchase a total of 3,000,000 LMC Shares from the existing shareholders of LMC for a purchase price of $30.

2.5 As a condition of the sale of the K-Tronik Shares, LMC shall agree to settle the outstanding debts of K-Tronik to its parent, ETIFF, in the amount of $4,071,000 by way of the issuance of 4,071,000 common shares of LMC at a deemed price of one common share per $1.00 of outstanding debt owed to ETIFF.

2.6   The New LMC Shares shall be placed in escrow for release as follows:

      (a) 10% of the escrowed shares shall be released upon closing of the transactions herein (the "First Release Date"); and
      (b) 15% of the escrowed shares shall be released every six months (on the six month anniversary of the First Release Date.

3.    RIGHTS AND OBLIGATIONS OF THE PARTIES

3.1 Upon execution of this Agreement, ETIFF, LMC and K-Tronik shall take all reasonable steps to:

      (a) gain, prior to Closing, such approvals to the purchase and sale of the K-Tronik Shares as may be required from K-Tronik and from regulatory and statutory authorities having jurisdiction;
      (b) at any time prior to Closing, not do or permit to be done any act or thing which would or might in any way adversely affect the rights of LMC hereunder;
      (c) ensure that K-Tronik and LMC (through its ownership of the K-Tronik Shares) will have, upon Closing, exclusive and quiet possession of the Business and Intellectual Property, without the occupation of the same or any part thereof by any other person; and
      (d) Upon Closing, LMC shall take all reasonable steps and make all reasonably necessary efforts to ensure that its common shares are posted for trading through the facilities of the NASD's OTCBB and shall further take all reasonably necessary efforts to ensure the New LMC Shares issued to Mr. Kim and to ETIFF are registered for resale in the United States under the Securities Exchange Act of 1934.

4.    CLOSING

4.1 The closing of the purchase of the K-Tronik Shares (the "Closing") shall occur no later than 10 business days following the later of the date of any required regulatory approval to this transaction being granted or the date of execution of this Agreement unless otherwise agreed by LMC, ETIFF, Mr. Kim and K-Tronik.

4.2 Upon Closing, the Directors of LMC shall concurrently resign and shall appoint to the
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                                       4


      Board of Directors of LMC Keith Attoe, Gerry Racicot, Robert Kim and T.W. Chung provided each consents to so act. The present President, Secretary and Treasurer of LMC shall resign and the new Board of Directors shall appoint Robert Kim as President, Keith Attoe as Treasurer and J.K. Lee as Secretary provided each consents to so act.

4.3 Upon Closing, the sole shareholder of K-Tronik (which shall then be LMC) shall hold a shareholders' meeting for K-Tronik and shall confirm the appointment of the present President and Directors of K-Tronik.

5.    MISCELLANEOUS

5.1 Any notice to be required or permitted hereunder will be in writing and sent by delivery, facsimile transmission, or prepaid registered mail addressed to the party entitled to receive the same, or delivered to such party at the address specified above, or to such other address as either party may give to the other for that purpose. The date of receipt of any notice, demand or other communication hereunder will be the date of delivery if delivered, the date of transmission if sent by facsimile, or, if given by registered mail as aforesaid, will be the date on which the notice, demand or other communication is actually received by the addressee.

5.2 This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, successors and permitted assigns.

5.3 Each of the parties hereto agrees that it shall be responsible for its own legal expenses and disbursements relating to this Agreement and the negotiation and preparation of any further agreements.

5.4 This Agreement shall be interpreted and construed in accordance with the laws of the State of New Jersey and the parties agree to attorn to the courts thereof.

5.5 All dollar figures in this Agreement are given in valid currency of the United States of America.

5.6   This Agreement may be executed by facsimile and in counterpart.

5.7 All amendments to this Agreement must be in writing and signed by all of the parties hereto.

5.8 The interests, rights and obligations of the parties herein may not be assigned, sold, transferred or otherwise conveyed without the express written consent of the parties hereto.

5.9 All parties have been advised to seek independent legal advice with respect to applicable securities, tax and other laws, statutes and regulations and with respect to their review of this Agreement.

If the above terms and conditions accurately record your understanding of our agreement, please
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so acknowledge by signing a copy of this Agreement in the space provided below turning the same to us at your earliest convenience. Upon your execution thereof, this Agreement will constitute a legal and binding agreement subject to its terms.

Yours truly,

ETIFF HOLDINGS, LLC


________________________________
Operating Manager

The terms of the Agreement above are hereby read, understood, acknowledged, accepted and consented to (should such consent by required) by the undersigned effective the 8th day of November, 2001.

MR. ROBERT KIM

________________________________



LMC CAPITAL CORP.

________________________________
Authorized Signatory


K-TRONIK INT'L CORPORATION

________________________________
Authorized Signatory